Exhibit 99.1

Metals Acquisition Corp. Receives Noncompliance Notification from the New York Stock Exchange Due to Failure to Maintain a Minimum of 300 Public Stockholders on a Continuous Basis

Fort Worth, Texas, December 8, 2021 – Metals Acquisition Corp. (NYSE: MTAL.U) (the “Company”) announced it had received a notification dated December 2, 2021 from the New York Stock Exchange (the “NYSE”) informing the Company that, because the number of public stockholders is less than 300, the Company is not in compliance with Section 802.01B of the NYSE Listed Company Manual (the “Listing Rule”). The Listing Rule requires the Company to maintain a minimum of 300 public stockholders on a continuous basis. The NYSE notification letter specifies that the Company has 45 days (the “Compliance Plan Due Date”) to submit a plan that demonstrates how the Company expects to return to compliance with the Listing Rule within 18 months of receipt of the notice. The business plan will be reviewed by the Listings Operations Committee (the “Committee”) of the NYSE. The Committee will either accept the plan, at which time the Company will be subject to quarterly monitoring for compliance with this business plan, or the Committee will not accept the business plan and the Company will be subject to suspension and delisting procedures.

The Company is working diligently to provide evidence of its meeting the minimum 300 public stockholders within 18 months.

About the Company

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Although the Company’s efforts to identify a prospective business combination opportunity will not be limited to a particular industry, it intends to focus on businesses in the metals and mining sector, including both upstream and downstream businesses, but excluding coal.

Forward-Looking Statements

This press release may include “forward-looking statements,” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including with respect to the anticipated separate trading of the Company’s Class A ordinary shares and redeemable warrants and the pursuit of an initial business combination. All statements other than statements of historical fact included in this press release are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or our management team, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors detailed in the Company’s filings with the SEC. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus relating to the Company’s initial public offering filed with the SEC. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Metals Acquisition Corp.

Mick McMullen

Chief Executive Officer

+1 (817) 698-9901

investors@metalsacqcorp.com